UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2006

Catcher Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50299	62-0201385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

39526 Charlestown Pike Hamilton, Virginia 20158

(Address of Principal Executive Offices, including zip code)

(540) 882-3087

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

In our financial statements for the year ended December 31, 2005 and subsequent SEC filings, we disclosed that we would need approximately $10,000,000 of additional capital during 2006 in addition to the $6,600,000 on hand on March 29, 2006. The Company intended to spend approximately $8,500,000 on product development and selling, general and administrative costs through the remainder of 2006. The remaining capital needed was anticipated to fund production units which we expected to commence producing during the second quarter of 2006. In July 2006, we amended guidance on the timing of production units from the second quarter to the second half of 2006 due to additional development and testing required to commence commercial production. The delay in commencing commercial production has delayed the need to fund production costs, but it has increased the amount we have spent and anticipate spending on product development. As a result, we anticipate that we will need $5,000,000 to $6,000,000 in addition to our estimated cash balance at September 30, 2006 of $800,000 to fund product development and selling, general and administrative costs through March 31, 2007.

After the close of the market on September 26, 2006, our management made presentations using slides containing the information attached to this report on Form 8-K as Exhibit 99.1.

The information contained in this Item 7.01 and the attached Exhibit 99.1 is furnished to, but not filed with, the Securities and Exchange Commission. The information contained herein and in the accompanying exhibit shall not be incorporated by reference to any of our filings, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. The filing of this current report on Form 8-K is not an admission as to the materiality of any information in this Item 7.01 or the attached Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Slides used in investor presentations on September 26, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATCHER HOLDINGS, INC.

September 27, 2006	By:	/s/ Debra Hoopes
Debra Hoopes
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Slides used in investor presentations on September 26, 2006.